Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-176914

Prospectus Supplement to the Prospectus dated September 19, 2011 and the Prospectus Supplement dated September 19, 2011 — No. 2108

The Goldman Sachs Group, Inc. $96,734,000 Dow Jones-UBS Commodity IndexSM-Linked Medium-Term Notes, Series D, due 2014

The notes do not bear interest.  The amount that you will be paid on your notes on the stated maturity date (April 10, 2014) is based on the performance of the Dow Jones-UBS Commodity IndexSM (the “index”), as measured from the trade date (March 27, 2013) to and including the determination date (April 3, 2014).  The return on your notes will equal the index return, which is the percentage increase or decrease in the final index level on the determination date from the initial index level of 139.331.  If the final index level is less than the initial index level, you will receive less than the face amount of your notes.  If the final index level is zero, you will lose your entire investment in the notes.

On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of the index return multiplied by $1,000.

Your investment in the notes involves certain risks, including, among other things, our credit risk.  See page S-6.

The foregoing is only a brief summary of the terms of your notes. You should read the additional disclosure provided herein so that you may better understand the terms and risks of your investment.

The estimated value of your notes at the time the terms of your notes were set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) was equal to approximately $993 per $1,000 face amount, which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted.

Original issue date:	April 3, 2013	Original issue price:	99.36% of the face amount
Underwriting discount:	0.10% of the face amount	Net proceeds to the issuer:	99.26% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co. Prospectus Supplement dated March 27, 2013.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale.  Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”.  Each of the offered notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-18.  Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries.  Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, in each case relating to the Medium-Term Notes, Series D of The Goldman Sachs Group, Inc.  References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated July 16, 2008, between The Goldman Sachs Group, Inc. and The Bank of New York Mellon, as trustee.

Key Terms

Issuer:  The Goldman Sachs Group, Inc.

Index:  Dow Jones-UBS Commodity IndexSM (Bloomberg Ticker “DJUBS”); see “Dow Jones-UBS Commodity IndexSM” on page S-24

Index sponsor:  the corporation or other entity, or group of corporations or other entities, that, in the determination of the calculation agent, (i) is responsible for setting and reviewing the rules and procedures and the methods of calculation and adjustments, if any, related to the Dow Jones-UBS Commodity IndexSM and (ii) announces (directly or through an agent) the level of the Dow Jones-UBS Commodity IndexSM on any day; as of the date of this prospectus supplement, the index sponsor is both Dow Jones Indexes and UBS Securities LLC (“UBS” or “UBS Securities”) or either of Dow Jones Indexes or UBS, as the context may require

Specified currency: U.S. dollars (“$”)

Face amount:  each note will have a face amount of $1,000 or integral multiples of $1,000 in excess thereof; $96,734,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Supplemental discussion of U.S. federal income tax consequences:  you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a pre-paid forward contract with respect to the index, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-35 below. Pursuant to this approach, it is the opinion of Sidley Austin LLP that upon the sale, exchange or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes.

Cash settlement amount:  for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to  the sum of (i) $1,000 plus (ii) the product of the index return multiplied by $1,000

Initial index level:  139.331

Final index level:  the closing level of the index on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Consequences of a Market Disruption Event or Non-Trading Day” on page S-19 and subject to adjustment as provided under “Specific Terms of Your Notes — Discontinuance or Modification of the Index” on page S-20

Closing level of the index:  the official closing level of the index or any successor index as published by the index sponsor

Index return:  The quotient of (i) the final index level minus the initial index level divided by (ii) the initial index level, expressed as a percentage

Trade date:  March 27, 2013

Original issue date (settlement date):  April 3, 2013

Stated maturity date:  April 10, 2014, unless postponed as described under “Specific Terms of

Your Notes — Payment on Stated Maturity Date — Stated Maturity Date” on page S-19

Determination date:  April 3, 2014, unless postponed as described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Determination Date” on page S-19

Business day:  as described on page S-21

Trading day:  as described on page S-21

No interest:  the notes do not bear interest

No listing:  the notes will not be listed on any securities exchange or interdealer quotation system

Calculation agent:  Goldman, Sachs & Co.

CUSIP no.:  38141GRN6

ISIN no.:  US38141GRN69

FDIC:  The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES

The following table is provided for purposes of illustration only. It should not be taken as an indication or prediction of future investment results and is intended merely to illustrate the impact that the various hypothetical index levels on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final index levels that are entirely hypothetical; no one can predict what the index level will be on any day throughout the life of your notes, and no one can predict what the final index level will be on the determination date. The index has been highly volatile in the past — meaning that the index level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following table reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date.  If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the index and our creditworthiness.  In addition, assuming no changes in market conditions or our creditworthiness and any other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) is, and the price you may receive for your notes may be, significantly less than the issue price.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Were Set On the Trade Date (as Determined By Reference to Pricing Models Used By Goldman Sachs & Co.) Was Less Than the Original Issue Price Of Your Notes”.

For these reasons, the actual performance of the index over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical index levels shown elsewhere in this prospectus supplement.  For information about the historical levels of the index during recent periods, see “Dow Jones-UBS Commodity IndexSM — Historical High, Low and Closing Levels of the Index” below.  Before investing in the notes, you should consult publicly available information to determine the closing levels of the index between the date of this prospectus supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the index underliers.

The table below assumes that the notes are purchased on the original issue date and held to the stated maturity date.  Moreover, the table below assumes that there is no change in or affecting the method by which the index sponsor calculates the index and that no market disruption event or non-trading day occurs with respect to any index underlier on the determination date.

The levels in the left column of the table below represent hypothetical final index levels and are expressed as percentages of the initial index level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final index level (expressed as a percentage of the initial index level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-hundredth of a percent). Thus, a hypothetical cash settlement amount of 100.00% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the notes on the stated maturity date would equal 100.00% of the face amount of a note, based on the corresponding hypothetical final index level (expressed as a percentage of the initial index level) and the assumptions noted above.

Hypothetical Final Index Level (as Percentage of Initial Index Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
125.00%	125.00%
110.00%	110.00%
105.00%	105.00%
100.00%	100.00%
75.00%	75.00%
50.00%	50.00%
25.00%	25.00%
0.00%	0.00%

If, for example, the final index level were determined to be 50.00% of the initial index level, the cash settlement amount that we would deliver on your notes at maturity would be 50.00% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and held them to the stated maturity date, you would lose 50.00% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). In addition, if the final index level were determined to be 125.00% of the initial index level, the cash settlement amount that we would deliver with respect to your notes at maturity would be 125.00% of each $1,000 face amount of your notes, as shown in the table above.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the index underliers that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes.  The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes.  If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples.  Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” on page S-8.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments.  For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time).  The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal  income tax treatment of the notes, as described elsewhere in this prospectus supplement.

We cannot predict the actual final index level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the index level and the market value of your notes at any time prior to the stated maturity date.  The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual final index level determined by the calculation agent as described above.  Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate.  Consequently, the cash settlement amount, if any, on the stated maturity date may be very different from the information reflected in the table above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated September 19, 2011. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the index underliers, i.e., the commodity contracts comprising the index to which your notes are linked. You should carefully consider whether the notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Were Set On the Trade Date (as Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Was Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes were set on the trade date, as determined by reference to Goldman, Sachs & Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth on the cover of this prospectus supplement; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, our creditworthiness and other relevant factors.  Thereafter, if Goldman, Sachs & Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time.  The price at which Goldman, Sachs & Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes were set on the trade date, as disclosed on the front cover of this prospectus supplement, Goldman, Sachs & Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others.  See “The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes were set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to Goldman, Sachs & Co. and the amounts Goldman, Sachs & Co. pays to us in connection with your notes. We pay to Goldman, Sachs & Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, Goldman, Sachs & Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that Goldman, Sachs & Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to Goldman, Sachs & Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes at any price and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the

Notes — Your Notes May Not Have an Active Trading Market” below.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes.  The cash payment on your notes, if any, on the stated maturity date will be based on the performance of the index as measured from the initial index level of 139.331 to the final index level on the determination date.  If the final index level is less than the initial index level, you will have a loss for each $1,000 of the face amount of your notes equal to the index return times $1,000. Thus, you may lose your entire investment in the notes,  which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes.  Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Notes Are Subject To The Credit Risk of Goldman Sachs

Although the return on the notes will be based on the performance of the index, the payment of any amount due on the notes is subject to our credit risk. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series D Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes.  As a result, even if the amount payable for each of your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

Past Index Performance is No Guide to Future Performance

The actual performance of the index over the life of the notes, as well as the amount payable at maturity, may bear little relation to the historical closing levels of the index or to the hypothetical return examples set forth elsewhere in this prospectus supplement.  We cannot predict the future performance of the index.

The Cash Settlement Amount on Your Notes Is Not Linked to the Index Level at Any Time Other than the Determination Date

The final index level will be based on the closing level of the index on the determination date (subject to adjustment as described elsewhere in this prospectus supplement).  Therefore, if the closing level of the index dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the payment amount been linked to the closing level of the index prior to such drop in the index level.  Although the actual index level on the stated maturity date or at other times during the life of your notes may be higher than the final index level, you will not benefit from the closing level of the index at any time other than on the determination date.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this prospectus supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Note Will Be Negatively Impacted

The cash settlement amount you will be paid for your notes on the stated maturity date will not be adjusted based on the issue price you pay for the notes.  If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount.  If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date.  A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•                              the index level

•                              the volatility — i.e., the frequency and magnitude of changes — in the level of the index and the index underliers;

•                              economic, financial, legislative, regulatory and political, military or other events that affect commodity and financial markets generally and the market segments of which the index underliers are a part, and which may affect the level of the index;

•                              interest rate and yield rates in the market;

•                              the time remaining until your notes mature; and

•                              our creditworthiness, whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors, among other, will influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction.  If you sell your notes prior to maturity, you may receive less than the face amount of your notes. You cannot predict the future performance of the index based on its historical performance. The actual performance of the index over the life of the notes, as well as the cash settlement amount on the stated maturity date may bear little or no relation to the historical levels of the index or to the hypothetical examples shown elsewhere in this prospectus supplement.

Legal and Regulatory Changes Could Adversely Affect the Return on and Value of Your Notes

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), which provides for substantial changes to the regulation of the futures and OTC derivative markets, was enacted in July 2010.  Dodd-Frank requires regulators, including the CFTC, to adopt regulations in order to implement many of the requirements of the legislation.  While the CFTC has proposed certain of the required regulations and has begun adopting certain final regulations, the ultimate nature and scope of the regulations cannot yet be determined.  Under Dodd-Frank, the CFTC has approved a final rule to impose limits on the size of positions that can be held by market participants in futures and OTC derivatives on physical commodities.  While certain portions of the rules have not yet taken effect, and their conclusive impact is not yet fully known, these limits will likely restrict the ability of certain market participants to participate in the commodity, future and swap markets and markets for other OTC derivatives on physical commodities to the extent and at the levels that they have in the past.  These factors may also have the effect of reducing liquidity and increasing costs in these markets, as well as affecting the structure of the markets in other ways.  In addition, these legislative and regulatory changes will likely increase the level of regulation of markets and market participants, and therefore the costs of participating in the commodities, futures and OTC derivative markets.  Without limitation, these changes will require many OTC derivative transactions to be executed on regulated exchanges or trading platforms and cleared through regulated clearing houses.  Swap dealers are also required to be registered and will be subject to various regulatory requirements, including, but not limited to, capital and margin requirements.  The various legislative and regulatory changes, and the resulting increased costs and regulatory oversight requirements, may result in market participants being required to, or deciding to, limit their trading activities, which could cause reductions in market liquidity and increases in market volatility.  These consequences could affect the gold fixing price, which could in turn adversely affect the return on and value of your notes.

In addition, other regulatory bodies have proposed or may propose in the future legislation similar to those proposed by Dodd-Frank or other legislation containing other restrictions that could adversely impact the liquidity of and increase costs of participating in the commodities markets.  For example, the European Commission published a proposal to update the Markets in Financial Instruments Directive (MiFID II) and Markets in Financial Instruments Regulation (MiFIR), which proposes regulations to establish position limits (or an alternative equivalent) on trading commodity derivatives, although the full scope of any final rules and the degree to which member states will be required or permitted to adopt these regulations or additional regulations remains unclear.  If these regulations are adopted or other regulations are adopted in the future, they could have an impact on the gold fixing price that could adversely affect the return on and value of the notes.

If the Level of the Index Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the index.  Changes in the level of the index may not result in a comparable change in the market value of your notes.  Even if the level of the index increases above the initial index level during the life of the notes, the market value of your notes may not increase by the same amount.  We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” above.

Other Investors in the Notes May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as holders of the notes or in making recommendations to Goldman Sachs as to the establishment of other transaction terms. The interests of other investors may, in some circumstances, be adverse to your interests. For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, the index, the index underliers or other similar assets, which may adversely impact the market for or value of your notes.

Goldman Sachs’ Anticipated Hedging Activity May Negatively Impact Investors in the Notes and Cause our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

As we describe under “Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, have hedged or expect to hedge our obligations under the notes by trading derivative instruments linked to the index underliers. We also expect to adjust the hedge by, among other things, purchasing or selling derivatives based on the index, the index underliers, other financial instruments and perhaps also the index underliers, at any time and from time to time, and to unwind the hedge by selling any of the foregoing, on or before the determination date for your notes. We may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the level of the index or one or more of the index underliers. Any of these hedging activities may adversely affect the index level directly or indirectly by affecting the price of the index underliers and therefore the market value of your notes and the amount we will pay on your notes on the stated maturity date. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your notes may decline. See “Hedging” below for a further discussion of transactions in which we or one or more of our affiliates may engage.

In addition to entering into such transactions itself, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes, including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the index, directly or indirectly by affecting the price of the index underliers, and therefore the market value of your notes and the amount we will pay on your notes on the stated maturity date. In addition, you should expect that these transactions will cause Goldman Sachs, its clients or counterparties to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your notes may decline. Goldman Sachs will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes. See

“Hedging” below for a further discussion of transactions in which we or one or more of our affiliates may engage.

Trading and Investment Activities by Goldman Sachs for its Own Account or for its Clients May Negatively Impact Investors in the Notes

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes.

Goldman, Sachs & Co. and its affiliates actively trade commodities contracts and options on commodities contracts on the commodities that underlie the index, over-the-counter contracts on these commodities, the underlying commodity contracts, the commodities underlying such contracts and other instruments and derivative products based on numerous other commodities.  Goldman, Sachs & Co. and its affiliates also trade instruments and derivative products based on the index and its related indices. Trading in any of the foregoing by Goldman, Sachs & Co. and its affiliates and unaffiliated third parties could adversely affect the value of the index which could in turn affect the return on and the value of your notes.

Goldman, Sachs & Co., its affiliates and other parties may issue or underwrite additional securities or trade other products the return on which is linked to the value of the index or other similar indices as well as the Dow Jones-UBS Commodity IndexSM.  An increased level of investment in these products may negatively affect the performance of the index and could affect the index level, and therefore the amount payable on your notes, if any, on the stated maturity date and the value of your notes before that date.  In addition, the index sponsor has licensed and may continue to license the index or any of its sub-indices for use by other market participants, for publication in newspapers and periodicals, for distribution by information and data dissemination services and for various other purposes, any of which may contribute to an increased level of investment in the index or any of its related indices.

Goldman, Sachs & Co. and our other affiliates may further develop other indices and trade other products the return on which is linked to the value of these indices that might compete with the index and might adversely affect the value of your notes.

Although we are not obligated to do so, we have hedged or expect to hedge our obligations under the notes with an affiliate of Goldman, Sachs & Co.  That affiliate, in turn, will most likely directly or indirectly hedge any of its obligations through transactions in the futures and options markets. Goldman, Sachs & Co. and its affiliates may also issue or underwrite financial instruments with returns linked to the index or any of its related indices.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products in the marketplace, including existing or new products that are similar to your notes, or similar or linked to the index or the index underliers. Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments and other products that will compete with the notes for liquidity, research coverage or otherwise.

Our Market-Making Activities Could Negatively Impact Investors in the Notes

Goldman Sachs actively makes markets in and trades financial instruments for our own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments linked to the index or index underliers. Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. As a result, you should expect that we and our affiliates will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice, Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments. They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments. These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument. Any of these recommendations and views may be negative with respect to the index, to the index underliers, the commodities underlying such index underliers or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets and therefore may affect the market value of your notes or the payment amount on your notes at maturity. In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the index, the index underliers, the commodities underlying such index underliers, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsor of the Index or Other Entities That Are Involved in the Transaction

Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that we or one of affiliates will, at present or in the future, provide such services or otherwise engage in transactions with the index sponsor or other entities that are involved in the transaction or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing. These services could include making loans to or equity investments in those entities, providing financial advisory or other investment banking services, or issuing research reports. You should expect that, in providing such services, engaging in such transactions, or acting for our own account, we or our affiliates may take actions that have direct or indirect effects on the index or the index underliers and that such actions could be adverse to the interests of investors in the notes. In addition, in connection with these activities, certain of our personnel or the personnel of our affiliates may have access to confidential material non-public information about these parties that would not be disclosed to our employees or the employees of our affiliates that were not working on such transactions as we have established internal information barriers that are designed to preserve the confidentiality of non-public information. Therefore, any such confidential material non-public information would not be shared with employees involved in structuring, selling or making markets in the notes or with investors in the notes.

In this offering, as well as in all other circumstances in which we receive any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.

The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce the existing exposure of Goldman Sachs to the index, the index underliers or assets and instruments similar to or linked to the foregoing, including exposure gained through hedging transactions in anticipation of this offering. An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of our hedging or other counterparties) to investors in the notes.

The terms of the offering (including the selection of the index and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of Goldman Sachs or another affiliate, client or counterparty of Goldman Sachs. In such a case, we would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions. The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.

You Have No Rights with Respect to Any Index Underlier or Any Commodities Underlying Such Index Underliers or Rights to Receive Any Index Underliers or Commodities

Investing in your notes will not make you a holder of any index underliers or any commodities underlying such index underliers.  Neither you nor any other holder or owner of your notes will have any rights with respect to any index underliers or commodities underlying such index underliers.  Any amounts payable on your notes will be made in cash, and you will have no right to receive any index underliers or any commodity underlying such index underliers.

As Calculation Agent, Goldman, Sachs & Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes and the Amount You May Receive on the Stated Maturity Date

As calculation agent for your notes, Goldman, Sachs & Co. will have discretion in making various determinations that affect your notes, including determining the final index level on the determination date, which we will use to determine the amount we will pay, if any, on the stated maturity date; market disruption events; non-trading days; the determination date; the stated maturity date; and any amount payable on your notes.  See “Specific Terms of Your Notes” below.  The calculation agent also has discretion in making certain adjustments relating to discontinuation or modification of the index.  The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under “Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsor of the Index or Other Entities That Are Involved in the Transaction” and “— Trading and Investment Activities by Goldman Sachs for its Own Account or for its Clients May Negatively Impact Investors in the Notes” above.  We may change the calculation agent at any time without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

The Policies of the Index Sponsor and Changes That Affect the Index and the Index Underliers Could Affect the Amount Payable on Your Notes and Their Market Value

The index is calculated in accordance with a prescribed methodology that has been publicly disclosed by the index sponsor.  However, the index sponsor may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of the index methodology.  The policies of the index sponsor concerning the calculation of the index, additions, deletions or substitutions of the index underliers and the manner in which changes affecting those index underliers (such as rebalancing of the index underliers or roll schedules) are reflected in the index, and by extension could affect the index level and, therefore, the amount payable on your notes on the stated maturity date and the market value of your notes before that date.  The amount payable on your notes and the market value of your notes could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the index, or if the index sponsor discontinues or suspends calculation or publication of the index, in which case it may become difficult or inappropriate to determine the market value of your notes based on the index level.  If such policy changes relating to the index or discontinuance or suspension of calculation or publication of the index occur, the calculation agent will have discretion in determining the level of the index on the determination date — and the amount payable on your notes as described more fully under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Discontinuance or Modification of the Index” and “— Role of Calculation Agent” below.

Suspensions or Disruptions of Market Trading in the Index Underliers and the Commodities Underlying Such Index Underliers May Adversely Affect the Value of Your Notes

The futures markets occasionally experience disruptions in trading (including temporary distortions or other disruptions due to various factors, such as the lack of liquidity in markets, the participation of speculators and governmental regulation and intervention).  These disruptions include the cessation, for a material time, of trading in index underliers or the imposition by the futures exchange on which one or more such futures contracts are traded of a “limit price,” a range outside of which these futures contracts are not permitted to trade. In addition, a futures exchange may replace or delist a futures contract included in the index. The index sponsor has established procedures to address such events. There can be no assurance, however, that a disruption, replacement or delisting of a futures contract, or any other event, will not have an adverse or distortive effect on the value of the index or the manner in which it is calculated.

In making its calculations of the final index level, Goldman, Sachs & Co., as calculation agent, may, in certain circumstances when a market disruption event or non-trading day occurs, determine the level of the index using a methodology described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” below. This methodology may differ from that used to calculate the level of the index by the index sponsor.  As a result, if a market disruption event or a non-trading day occurs with respect to any index underlier, the value of that index underlier at the determination date will not be calculated until a settlement price can be determined. If a market disruption event with respect to such index underlier has not ceased by the last possible day, the calculation agent will calculate the final index level and the amount payable on your notes on such date in its discretion. Accordingly, the calculation of your payment may be delayed beyond what would otherwise be the determination date and may be subject to the judgment of the calculation agent. Additionally, regardless of the market disruption event or non-trading day, the index sponsor may continue to calculate the value of the index and publish such value according to the process described above. Therefore, if a market disruption event or non-trading day with respect to any index underlier occurs, the amount payable on your notes may not reflect the actual value of the index as published by the index sponsor on the determination date.

The Index May in the Future Include Commodity Contracts That Are Not Traded On Regulated Trading Facilities

The index was originally based solely on commodity contracts traded on regulated trading facilities (referred to in the United States as “designated contract markets”).  At present, the index continues to be comprised exclusively of regulated commodity contracts.  If the index sponsor adds one or more commodity contracts to the index in accordance with the criteria and procedures described under “The Dow Jones-UBS Commodity IndexSM” below, the index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation.  As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act, as amended, or other applicable statutes and related regulations, that govern trading on regulated trading facilities.  In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories.  As a result, the trading of contracts on such facilities and the inclusion of such contracts in the index may be subject to certain risks not presented by most exchange-traded contracts, including risks related to the liquidity and price histories of the relevant contracts.

It Is Difficult to Predict What Effect Higher and Lower Future Prices of Commodities Included in the Index Relative to Their Current Prices May Have on Its Value

The index is composed of commodity futures contracts rather than physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that comprise the index approach expiration, they are replaced by similar contracts that have a later expiration. Thus, for example, a futures contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October may be replaced by a contract for delivery in December. This process is referred to as “rolling”.

If the market for these contracts is in “backwardation,” which means that the prices are lower in the distant delivery months than in the nearer delivery months, the purchase of the December contract would take place at a price that is lower than the sale price of the October contract. Conversely, if the market for these contracts is in “contango,” which means that the prices are higher in the distant delivery months than in the nearer delivery months, the purchase of the December contract would take place at a price that is higher than the sale price of the October contract. The difference between the prices of the two contracts when they are rolled is sometimes referred to as a “roll yield”, and the change in price that contracts experience while they are components of the index is sometimes referred to as a “spot return”. An investor in the index cannot receive either the roll yield or the spot return separately. The presence of contango in the commodity markets could result in negative roll yields, which could adversely affect the value of the index. Because of the potential effects of negative roll yields, it is possible for the value of the index to decrease significantly over time even when the near-term or spot prices of underlying commodities are stable or increasing. It is also possible, when near-term or spot prices of the underlying commodities are decreasing, for the value of the index to decrease significantly over time even when some or all of the constituent commodities are experiencing backwardation.

The Index Sponsor May Be Required to Replace a Designated Contract If the Existing Commodities Contract Is Terminated or Replaced

A commodity contract known as a “designated contract” has been selected as the reference contract for each of the physical commodities underlying the index.  Data concerning this designated contract will be used to calculate the index.  If a designated contract were to be terminated or replaced in accordance with the rules described under “The Dow Jones-UBS Commodity IndexSM” in this prospectus supplement, a comparable commodity contract may be selected by the index sponsor, if available, to replace that designated contract.  The termination or replacement of any designated contract may have an adverse impact on the value of the index.

Data Sourcing and Calculation Risks Associated with the Index May Adversely Affect the Market Price of the Notes

Because the notes are linked to the index, which is composed of exchange-traded futures contracts only on commodities, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility.  Additionally, the annual composition of the index will be recalculated in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or other errors that may affect the weighting of the index underliers.  Any discrepancies that require revision are not applied retroactively but will be reflected in the weighting calculations of the index for the following period.  Additionally, the index sponsor may not discover every discrepancy.

Furthermore, the weightings for the index are determined by the supervision of the Dow Jones-UBS Commodity IndexSM Supervisory Committee, which has a significant degree of discretion in exercising its supervisory duties with respect to the index. This discretion would permit, among other things, changes to the composition of the index or changes to the manner or timing of the publication of the values of such index, at any time during the year if the Dow Jones-UBS Commodity IndexSM Supervisory Committee deemed the changes necessary in light of factors that include, but are not limited to (i) changes in liquidity of the underlying futures contracts that are included in the index or (ii) changes in legal, regulatory, sourcing or licensing matters relating to publication or replication of the index. In particular, without limitation, UBS’ and Dow Jones Indexes’ access and rights to use data in connection with calculating, publishing and licensing the index remain subject to the ongoing consent of the sources of such data (including, without limitation, exchanges), which consent can be revoked at any time. Further, the sources of such data reserve the right to revise the terms and conditions of access and use of their data upon notice to UBS and Dow Jones Indexes. The Dow Jones-UBS Commodity IndexSM Supervisory Committee has reserved the right to modify the composition of the index on an as needed basis to minimize the impact of any loss of access to or revised terms of use with respect to such source data on the indexes.

The index sponsor also has discretion in making decisions with respect to the index and has no obligation to take the needs of any parties to transactions involving the index into consideration when reweighting or making any other changes to the index.  Since the index consists solely of commodity futures, an investment in the notes may carry risks similar to a concentrated securities investment in a specific industry or sector.

Changes in the Composition and Valuation of the Index, or Discontinuation or Modification of the Index, May Adversely Affect the Value of Your Notes

The composition of the index may change over time, as additional commodity contracts satisfy the eligibility criteria of the index or commodity contracts currently included in the index fail to satisfy such criteria and those changes could impact the composition of the index.  A number of modifications to the methodology for determining the contracts to be included in the index, and for valuing the index, have been made in the past several years and further modifications may be made in the future.  Such changes could adversely affect the value of your notes.

The New York Mercantile Exchange (“NYMEX”) previously announced that the designated contract relating to Heating Oil currently included in the index will be delisted from that exchange in 2013.  However, NYMEX has since announced that it will not delist the futures contract but instead will alter the contract specifications beginning with the May 2013 futures contract.  As a result of these changes, trading in NYMEX Heating Oil futures contracts may become illiquid or experience other adverse trading impacts prior to, during or after the date such changes become effective. The index sponsor may decide to replace the Heating Oil contract with a new contract or make another adjustment to the index.  The potential reduced liquidity of the Heating Oil futures contract if it remains in the index and the replacement of the Heating Oil futures contracts in the index, may have an adverse impact on the level of the index and therefore the market value of and the payment at maturity on your notes.

As described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Discontinuance or Modification of the Index” below, if the calculation agent determines that the changes to the index are fundamental in nature, the calculation agent may make such adjustments in the rules of the index or the method of its calculation as it believes are appropriate so that the final index level calculated based on the modified index and the then-current index methodology, is equitable.  It is possible, however, that such changes will adversely affect the value of your notes when compared with a structure in which the calculation agent would not have had such discretion.

In the event that the index sponsor discontinues publication of the index, the calculation agent may calculate the index level during the remaining term of your notes as described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Discontinuance or Modification of the Index.”  Because such calculation will, in that event, no longer be based on the index sponsor’s calculation of the index, it is possible that the value of your notes will be adversely affected when compared to the situation in which the index were still being published.

The Return on Your Notes Is Based on a Index That Reflects Excess Return, Not Total Return

The return on your notes is based on the performance of the index, which, as discussed below, reflects the returns that are potentially available through an unleveraged investment in the index underliers.  It is not, however, linked to a “total return” index, which, in addition to reflecting those returns, would also reflect interest that could be earned on funds committed to the trading of the underlying commodity contracts.  The return on your notes will not include such a total return feature or interest component.

There Is No Affiliation between the Index Sponsor and Us, and We Are Not Responsible for Any Disclosure by the Index Sponsor

Neither The Goldman Sachs Group, Inc. nor any of its affiliates is affiliated with the index sponsor.  Neither we nor any of our affiliates assume any responsibility for the accuracy or the completeness of any information about the index. You, as an investor in your notes, should make your own investigation into the index.  See “The Dow Jones-UBS Commodity IndexSM” below for additional information about the index.

The index sponsor is not involved in this offering of your notes in any way and does not have any obligation of any sort with respect to your notes.  The index sponsor does not have any obligation to take your interests into consideration for any reason, including when taking any actions that might affect the value of your notes.

Dow Jones Indexes and UBS, in Their Capacities as Index Sponsors, Will Have the Authority to Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest

As further described under “The Dow Jones-UBS Commodity IndexSM”, the index is jointly marketed by Dow Jones Indexes and UBS.  Dow Jones Indexes and UBS are responsible for the composition, calculation and maintenance of the index.  The judgments that Dow Jones Indexes and UBS, as the index sponsors, make in connection with the composition, calculation and maintenance of the index could affect both the market value of your notes and the amount payable on your notes on the stated maturity date.  See “The Dow Jones-UBS Commodity IndexSM” for additional details on the role of Dow Jones Indexes and UBS, as the index sponsors.

Dow Jones Indexes and UBS, in their capacity as the index sponsors, have no obligation to take your interests into consideration for any reason. Dow Jones Indexes and UBS may decide to discontinue calculating and publishing the index, which would mean that Goldman, Sachs & Co., as calculation agent, would have the discretion to make determinations with respect to the level of the index for purposes of calculating the amount payable on your notes on the stated maturity date.

Commodity Prices as Well as the Index Underliers May Change Unpredictably, Affecting the Value of Your Notes in Unforeseeable Ways

Commodity prices as well as the index underliers are affected by a variety of factors, including weather, governmental programs and policies, national and international political, military, terrorist and economic events, changes in interest and exchange rates and trading activities in commodities and related contracts.  These factors may affect the levels of the index and the value of your notes in varying ways, and different factors may cause the value of different index commodity contracts and the volatilities of their prices, to move in inconsistent directions and at inconsistent rates.

An Investment in the Notes Is Subject to Risks Associated With Foreign Commodities Markets

The index consists of commodity contracts on 22 physical commodities, three of which are traded on the London Metal Exchange (LME) and one of which is traded on the Intercontinental Exchange in the United Kingdom (ICE-UK).  You should be aware that investments in securities linked to the value of foreign commodity contracts involve particular risks.

The index includes futures contracts on physical commodities on trading facilities located outside the United States that are not regulated by U.S. regulatory authorities.  The Dow Jones-UBS Commodity IndexSM Supervisory Committee currently has not established any limits on the percentages of the commodities, by weight, traded on a non-U.S. trading facility that can be included in the index; historically, such percentages have not exceeded 20%.  The regulations of the Commodity Futures Trading Commission do not apply to trading on foreign trading facilities, and trading on foreign trading facilities may involve different and greater risks than trading on United States trading facilities.  Certain foreign markets may be more susceptible to disruption than United States trading facilities due to the lack of a government-regulated clearinghouse system.  Trading on foreign trading facilities also involves certain other risks that are not applicable to trading on United States trading facilities.  Those risks include: exchange rate risk relative to the U.S. dollar, exchange controls, expropriation, burdensome or confiscatory taxation, and moratoriums, and political or diplomatic events.  It will also likely be more costly and difficult for Dow Jones Indexes, UBS and the Dow Jones-UBS Commodity IndexSM Supervisory Committee to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the index underliers.  In addition, because foreign trading facilities may be open on days when the level of the index is not published, the value of the index underliers may change on days when the index level is unavailable.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes.  Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial.

The Calculation Agent Can Postpone the Determination Date If a Market Disruption Event or a Non-Trading Day Occurs

If the calculation agent determines that, on the date that would otherwise be the determination date, a market disruption event or non-trading day with respect to any index underlier has occurred or is continuing, the determination date will be postponed until the first trading day on which the market disruption event with respect to each such index underlier has ceased.  In no cases, however, will such applicable date be postponed by more than three scheduled business days from the originally scheduled determination date.  Moreover, if the determination date is postponed to the last possible day, but the market disruption event or non-trading day with respect to any such index underlier has not ceased, that day will nevertheless be the determination date.  In such a case, the calculation agent will determine the final index level based on the procedures described under “Specific Terms of Your Notes — Payment on Stated Maturity Date — Consequences of a Market Disruption Event or Non-Trading Day” below.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the notes.  This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes,  and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes, purchased after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes.  We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences – United States Holders – Change in Law” below. You should consult your own tax advisor about this matter. Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-35 below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”.  Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries.  Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 19, 2011, as supplemented by the accompanying prospectus supplement, dated September 19, 2011, in each case relating to the Medium-Term Notes, Series D, of The Goldman Sachs Group, Inc.  Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company.  Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The notes are part of a series of debt securities, entitled “Medium-Term Notes, Series D”, that we may issue under the indenture from time to time as described in the accompanying prospectus and accompanying prospectus supplement. The notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the notes, including your notes; terms that apply generally to all Series D medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described on the front cover page and under “Summary Information” of this prospectus supplement, the following terms will apply to your notes:

No interest:  we will not pay interest on your notes

Specified currency:

•                  U.S. dollars (“$”)

Form of note:

•                  global form only: yes, at DTC

•                  non-global form available: no

Denominations:  each note registered in the name of a holder must have a face amount of $1,000 or integral multiples of $1,000 in excess thereof

Defeasance applies as follows:

•                  full defeasance: no

•                  covenant defeasance: no

Other terms:

•                  the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•                  a business day for your notes will not be the same as a business day for our other Series D medium-term notes, as described under “— Special Calculation Provisions” below

•                  a trading day for your notes will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement or trade dates, issue prices, discounts or commissions and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices and with underwriting discounts or commissions and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement. If you have purchased your notes in a market-making transaction after the initial issuances and sales of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Index, Index Sponsor and Index Underliers

In this prospectus supplement, when we refer to the index, we mean the index specified on the front cover page, or any successor index, as it may be modified, replaced or adjusted from time to time as described under “— Discontinuance or Modification of the Index” below. When we refer to the index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the index as then in effect. When we refer to the index underliers as of any time, we mean the commodity contracts that comprise the index as then in effect, after giving effect to any additions, deletions or substitutions.

Payment on Stated Maturity Date

On the stated maturity date we will pay you, for each $1,000 face amount of your notes, an amount in cash, if any, equal to the cash settlement amount.  The cash settlement amount will equal the sum of (i) $1,000 face amount plus (ii) the product of the index return multiplied by $1,000.

The initial index level is 139.331. The calculation agent will determine the final index level, which will be the closing level of the index on the determination date as calculated and published by the index sponsor, subject to adjustment in certain circumstances described under “— Consequences of a Market Disruption Event or Non-Trading Day” and “— Discontinuance or Modification of the Index” below.

Stated maturity date

The stated maturity date is April 10, 2014, unless that day is not a business day, in which case the stated maturity date will be the next following business day.

Determination date

The determination date is April 3, 2014, unless the calculation agent determines that a market disruption event or non-trading day with respect to any index underlier occurs or is continuing on that day. In that event, the determination date will be the first following day on which the calculation agent determines that no market disruption event or non-trading day with respect to each such index underlier occurs or is continuing. In no event, however, will the determination date be postponed by more than three scheduled business days. If the determination date is postponed until the last possible date, the calculation agent shall make all required calculations on such date in the manner described in this prospectus supplement.

Consequences of a Market Disruption Event or Non-Trading Day

If a market disruption event or non-trading day relating to one or more index underliers occurs or is continuing on the originally scheduled determination date, the calculation agent will calculate the final index level by using:

•                  for each index underlier that did not suffer a market disruption event or non-trading day on such date, the settlement price of such index underlier on such date as published by the trading facility on which it is traded, and

•                  for each index underlier that did suffer a market disruption event or non-trading day on such date, the settlement price of such index underlier on the first succeeding trading day on which no market disruption event occurs or is continuing with respect to such index underlier; provided that, if such day occurs more than three scheduled business days after the originally scheduled determination date, the calculation agent shall determine the price for such index underlier on the third scheduled business day after the originally scheduled determination date, taking into consideration the latest available settlement price for such index underlier and any other information deemed relevant by the calculation agent.  For the avoidance of doubt, once the level for one or more index underliers is determined for the determination date, the occurrence of a later market disruption event or non-trading day with respect to any such index underlier will not alter such calculation.

In calculating the final index level in the circumstances described above, the calculation agent will use the method for calculating the index last in effect prior to such market disruption event or non-trading day.

In addition, if the calculation agent determines that the level of the index or any settlement price that must be used to determine the final index level is not available on the determination date for any other reason, except as described under “— Discontinuance or Modification of the Index” below, then the calculation agent will determine the final index level based on its assessment, made in its sole discretion, of the level of the index or any relevant settlement price on such applicable day.

Discontinuance or Modification of the Index

If the index sponsor discontinues publication of the index and the index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the index, then the calculation agent will determine the final index level by reference to the substitute index and based on the then-current index methodology. We refer to any substitute index approved by the calculation agent as a successor index.

If the calculation agent determines that the publication of the index is discontinued and there is no successor index, the calculation agent will determine the final index level by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the index or the relevant settlement prices based on the then-current index methodology.

If the calculation agent determines that the index or the index underliers included in the index or the method of calculating the index is fundamentally changed at any time in any respect because of any change in the method of calculating the index or the commodities included in the index — including any addition, deletion or substitution and any reweighting or rebalancing of the commodity contracts included in the index, and whether the change is made by the index sponsor under its existing policies or following a modification of those policies with respect to the index, is due to the publication of a successor index, is due to events affecting one or more of the commodities included in the index or is due to any other reason — then, in such case and only in such case, the calculation agent will be permitted (but not required) to make such adjustments in the index or the method of its calculation as it believes are appropriate to ensure that the final index level used to determine the amount payable on the stated maturity date is equitable.

All determinations and adjustments to be made by the calculation agent as described in this prospectus supplement with respect to the index may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under
“— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series D medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of your notes as the outstanding principal amount of that note. Although the terms of the notes differ from those of the other Series D medium-term notes, holders of specified percentages in principal amount of all Series D medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series D medium-term notes, including your notes, except with respect to certain series D medium-term notes if the terms of such notes specify that the holders of specified percentages in the principal amount of all such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series D medium-term notes, accelerating the maturity of the Series D medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority of the principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and
“— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations in connection with the notes regarding the index, market disruption events, discontinuance or modification of the index, business days, trading days, postponement of the determination date, the final index level, the index return, the default amount and the amount in cash, if any, to be paid on your notes at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the date of this prospectus supplement. We may change the calculation agent for your notes at any time after the date of this prospectus supplement without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as defined in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to an index underlier, we mean a day on which (1) the index sponsor is open for business and the index is calculated and published by the index sponsor, (2) the calculation agent in New York City is open for business and (3) the trading facility on which such index underlier is traded is open for trading.

Default Amount

The default amount for your notes on any day will be an amount, in the specified currency for the face amount of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•                  the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•                  the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period.  The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•                 no quotation of the kind referred to above is obtained, or

•                  every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions.  For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

•                  A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

•                  P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

Any of the following will be a market disruption event with respect to any index underlier on any given trading day:

•                  a material limitation, suspension, or disruption of trading in such index underlier which results in a failure by the trading facility on which such index underlier is traded to report a settlement price for such index underlier on such trading day,

•                  the settlement price for such index underlier on such trading day is a “limit price”, which means that the settlement price for such index underlier on such trading day has increased or decreased from the previous day’s settlement price by the maximum amount permitted under applicable rules of the trading facility on which such index underlier is traded,

•                  failure by the trading facility on which such index underlier is traded or other price source to announce or publish the settlement price for such index underlier on such trading day, or

•                  trading in any index underlier on the relevant trading facility is suspended or interrupted subsequent to the opening of trading and trading in such contract does not recommence at least ten minutes prior to, and continue until, the regularly scheduled close of trading in such contract.

For this purpose, “settlement price” means the official settlement price of an index underlier as published by the trading facility on which it is traded.

As is the case throughout this prospectus supplement, references to the index in this description of market disruption events includes the index and any successor index as it may be modified, replaced or adjusted from time to time.

USE OF PROCEEDS

We will use the net proceeds we receive from the sale of the notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”.

HEDGING

In anticipation of the sale of the notes, we and/or our affiliates have entered into or expect to enter into hedging transactions involving purchases of the index underliers, listed or over-the-counter options, futures, and other instruments linked to the index or the index underliers and indices designed to track the performance of the relevant commodities markets or components of such markets on or before the trade date. In addition, from time to time after we issue the notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into in connection with the notes and perhaps in connection with other index or index-linked notes we issue, some of which may have returns linked to the index or the index underliers. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•                  expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the index or some or all of the index underliers,

•                  may take or dispose of positions in the index underliers or contracts relating thereto,

•                  may take or dispose of positions in listed or over-the-counter options or other instruments based on the index designed to track the performance of the relevant commodities markets or components of such markets, and/or

•                  may take short positions in the index underliers or other securities or instruments of the kind described above — i.e., we and/or our affiliates may sell securities, instruments or index underliers of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the notes and perhaps relating to other notes with returns linked to the index or the index underliers. We expect these steps to involve sales of instruments linked to the index on or shortly before the determination date. These steps may also involve sales and/or purchases of some or all of the index underliers, or listed or over-the-counter options, futures or other instruments linked to the index, some or all of the index underliers or indices designed to track the performance of the relevant commodities markets or other components of such markets. Notwithstanding the above, we are permitted to and may choose to hedge in any manner not stated above, including not acquiring any positions. Investors will not have knowledge about our hedging positions.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount, if any, we will pay on your notes at maturity.  See “Additional Risk Factors Specific to Your Notes — “Goldman Sachs’ Anticipated Hedging Activity May Negatively Impact Investors in the Notes and Cause our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes,” “— Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsor of the Index or Other Entities That Are Involved in the Transaction” and “— Trading and Investment Activities by Goldman Sachs for its Own Account or for its Clients, May Negatively Impact Investors in the Notes” above for a discussion of these adverse effects.

THE DOW JONES-UBS COMMODITY INDEXSM

The index for your notes, the Dow Jones-UBS Commodity IndexSM, is an index tracking the performance of a weighted basket of contracts on certain physical commodities.  The level of the index therefore goes up or down depending on the overall performance of such weighted basket of commodity contracts.  The index reflects the excess returns that are potentially available through an unleveraged investment in the commodities that are included in the index as described below.

The index sponsor has no obligation to continue to publish, and may discontinue publication of the index.  The consequences of the index sponsor discontinuing or modifying the index are described in the section entitled “Specific Terms of Your Notes — Payment on Stated Maturity Date — Discontinuance or Modification of the Index” above.

The index is a proprietary index that was created by AIG International, Inc. (“AIGI”) in 1998 and acquired by UBS Securities LLC (“UBS” or “UBS Securities”) in May 2009, at which time UBS and Dow Jones & Company, Inc. (“Dow Jones”) entered into an agreement (the “Joint Marketing Agreement”) to jointly market the index.  Dow Jones subsequently assigned all its interests in the Joint Marketing Agreement to CME Group Index Services LLC (“CME Indexes”). Pursuant to such Joint Marketing Agreement, CME Indexes, in conjunction with UBS, calculates the index and other related indexes and sub-indexes.  Dow Jones Indexes is the marketing name for CME Group Index Services LLC, a joint venture company which is owned 90 percent by CME Group Inc. and 10 percent by Dow Jones & Company, Inc.  The index is not owned, endorsed, or approved by or associated with Goldman, Sachs & Co. or its affiliated companies.  You, as an investor in your notes, should make your own investigation into the index.

Neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the index or the index sponsor.

Questions and Answers

How Is a Commodity Index Different Than an Equity Index?

Although the index tracks the performance of the commodity markets in a manner generally similar to the way in which an index of equity securities tracks the performance of the stock market, there are important differences between a commodity index and an equity index.  First, an equity index typically weights the stocks in the index based on market capitalization, a concept that has no applicability to a commodity index.  In contrast, the commodities included in the index are weighted based on their liquidity levels and their dollar-adjusted production levels, subject to certain percentage restrictions for diversification of commodities included in the basket.  Second, unlike stocks, commodity contracts expire periodically and, in order to maintain an investment in commodity contracts, it is necessary to liquidate such commodity contracts before they expire and establish positions in longer-dated commodity contracts.  This feature of the index, which is discussed below, has important implications for changes in the value of the index.

What Is a Commodity Contract?

A commodity contract is an agreement either to buy or sell a set amount of a physical commodity at a predetermined price and delivery period (which is generally referred to as “delivery month”), or to make and receive a cash payment based on changes in the price of the commodity.  Generally speaking, the return on an investment in commodity contracts is correlated with, but different from, the return on buying and holding physical commodities.  The index currently is comprised solely of commodity contracts on physical commodities traded on regulated trading facilities. However, it is possible that the index will in the future include swaps or other derivatives that are cleared through a centralized clearing house.

Why Does the Index Track Commodity Contracts And Not Physical Commodities?

While holding an inventory of physical commodities may have certain economic benefits (for example, a refinery could use a reserve of crude oil for the continuation of its operations), it also poses administrative burdens and costs, including those arising from the need to store or transport physical commodities.  These requirements and costs may prove unattractive to investors who are interested solely in the price movement of commodities.  Commodity contracts permit an investor to obtain exposure to the prices of commodities without directly incurring these requirements and costs.  However, an investor in commodity contracts, or in an index of commodity contracts, can be indirectly exposed to these costs, which may be reflected in the prices of the commodity contracts and therefore in the index level.  In addition, the fact that commodity contracts have publicly available prices allows calculation of an index based on these prices.  The use of commodity contracts, therefore, allows the index sponsor to separate the exposure to price changes from the ownership of the underlying physical commodity, and thus allow participation in the upside and downside movement of commodity prices independently of the physical commodity itself.

How Is the Basket of Commodity Contracts Weighted?

The basket of commodity contracts that the index tracks is weighted according to liquidity and production, which means that the weight of each commodity contract included in the index is determined by reference to (i) the commodity liquidity percentage, which is determined based on a five-year average of the trading volume of such commodity contract and (ii) the commodity production percentage, which is determined based on a five-year average of production figures.  The commodity liquidity percentage and the commodity production percentage are then combined (using a ratio of 2:1) to establish the “commodity index percentage” for each commodity. The commodity index percentage is then adjusted in accordance with certain percentage restrictions for the diversification of commodities included in the basket.  As of February 28, 2013, the index contains 22 commodity contracts, of which the composition and weighting in the basket are as follows: five energy products comprising 33.44% of the index; four industrial metals comprising 16.51% of the index; six grains products comprising 22.92% of the index; three softs products comprising 8.09% of the index; two livestock products comprising 4.98% of the index; and two precious metals products comprising 14.04% of the index.  Percentages may not sum to 100.00% due to rounding.

Can the Contracts Included in the Index and/or Their Weightings Be Changed over Time?

Yes.  At present commodities are selected that are believed to be sufficiently significant to the world economy to merit consideration and be tradable through a qualifying related contract. The index sponsor performs annual calculations to determine whether the constituent contracts meet such thresholds.  If, at the time of an annual review, certain contracts that are included in the index fail to satisfy the criteria and/or certain contracts that have not been included in the index satisfy such criteria, the composition of the index will generally be changed.  The index sponsor can also hold a committee meeting at such other times as may be necessary, and the index composition may be changed under those circumstances.

The composition of the index is recalculated by UBS each year, under the supervision of the Dow Jones - UBS Commodity Index Supervisory Committee (which we refer to as the “DJ-UBS CISM supervisory committee”), taking into account the relative liquidity and production percentages for each commodity contract designated for potential inclusion in the index.  Once approved by the DJ-UBS CISM supervisory committee in consultation with the advisory committee (as described below), the new composition of the index is publicly announced and takes effect in the month of January immediately following the announcement.  For further information with respect to changes in the composition of the index, refer to subsection “— Composition of the Index” below.

If the Price of the Underlying Physical Commodities Goes Up, Will the Index Level, Therefore, Also Go Up?

Not necessarily, for two reasons:

First, your notes are linked to the performance of the basket of commodity contracts included in the index, rather than individual physical commodities themselves.  Changes in the prices of commodity contracts should generally track changes in the prices of the underlying physical commodities, but, as described above under “— Why Does the Index Track Commodity Contracts And Not Physical Commodities?”, the prices of commodity contracts might from time to time move in ways or to an extent that differ from movements in physical commodity prices.  Therefore, you may observe prices of a particular commodity going up and the index level not changing in the same way.

Second, because commodity contracts have expiration dates – i.e., dates upon which trading of the commodity contract ceases, there are certain adjustments that need to be made to the index in order to retain an investment position in the commodity contracts.  These adjustments, which are described below and primarily include the mechanic of “rolling,” may have a positive or negative effect on the level of the index.  As a result, these adjustments may, in certain instances, cause a discrepancy between the performance of the index and the performance of the underlying commodity contracts.

Does the Index Have a Total Return Feature?

No.  The return on your notes is based on the performance of the index, which reflects the returns that are potentially available through an unleveraged investment in commodity contracts included in the index. The index thus reflects excess return and is not linked to a “total return” index, which in addition to reflecting the returns from such an unleveraged investment in commodity contracts, would also reflect interest that could be earned on a hypothetical fully collateralized investment.  The index does not include such a total return feature or interest component.

What Does “Rolling” a Commodity Contract Mean?

Since any commodity contract has a predetermined expiration date on which trading of the commodity contract ceases, holding a commodity contract until expiration will result in delivery of the underlying physical commodity or the requirement to make or receive a cash settlement.  “Rolling” the commodity contracts, i.e., (i) selling near-dated (i.e., commodity contracts that are nearing expiration) commodity contracts before they expire and (ii) buying longer-dated contracts (i.e., commodity contracts that have an expiration date further in the future), allows an investor to maintain an investment position in commodities without receiving delivery of physical commodities or making or receiving a cash settlement.

The index replicates an actual investment in commodity contracts, and therefore takes into account the need to roll the commodity contracts included in the index, and reflects the effects of this rolling.  Specifically, as a commodity contract included in the index approaches expiration, the index is calculated as if the commodity contract in the lead delivery month is sold and the proceeds of that sale are used to purchase a commodity contract of equivalent value in the next delivery month designated pursuant to the index methodology.  If the price of the designated commodity contract is lower than the price of the commodity contract then included in the index, the “rolling” process results in a greater quantity of the second commodity contract being acquired for the same value.

Conversely, if the price of the designated commodity contract is higher than the price of the contract then included in the index, the “rolling” process results in a smaller quantity of the designated commodity contract being acquired for the same value.

What Do “Contango” and “Backwardation” Mean?

When the price of a near-dated commodity contract is greater than that of a longer-dated commodity contract, the market for such contracts is referred to as in “backwardation”.  On the other hand, the market is referred to as in “contango” when the price of a near-dated commodity contract is less than that of a longer-dated commodity contract. “Rolling” commodity contracts in a backwardated or contango market can affect the level of the index.

How Does Rolling Affect the Level of the Index?

“Rolling” can affect the index in the following two ways:

First, if, as described above under “What Does “Rolling” a Commodity Contract Mean?” above, the index theoretically owns more commodity contracts as a result of the rolling process (albeit at a lower price), the gain or loss on the new position for a given movement in the prices of the commodity contracts, will be greater than if the index had owned the same number of commodity contracts as before the rolling process.  Conversely, if the index theoretically owns fewer commodity contracts as a result of the rolling process (albeit at a higher price), the gain or loss on the new position for a given movement in the prices of the commodity contracts, will be less than if the index had owned the same number of commodity contracts as before the rolling process.  Therefore, these differentials in the quantities of contracts sold and purchased may have a positive or negative effect on the level of the index (measured on the basis of its dollar value).

Second, the index theoretically sells a near-dated commodity contract when it gets close to expiry and buys the longer-dated commodity contract.  In a contango market, longer-dated commodity contracts are at higher prices than the near-dated commodity contracts.  In the absence of significant market changes, the prices of the longer-dated commodity contracts which the index theoretically buys and holds are expected to (but may not) decrease over time as they near expiry.  This expected decrease in price of these longer-dated commodity contracts as they near expiry can potentially cause the level of the index to decrease.  In a backwardated market, where the prices of near-dated commodity contracts are greater than the prices of longer-dated commodity contracts, the price of longer-dated commodity contracts which the index theoretically buys and holds are expected to (but may not) increase as they near expiry.  However, there are a number of different factors affecting the index level (as described below in “What Factors Affect the Calculation of the Level of the Index Other than Rolling?”).

How May the Effects of Rolling Be Mitigated?

As stated above, the trend in the prices of the commodity contracts may mitigate the effects of rolling.  Also, because the index is made up of so many different types of commodity contracts, each of those commodity contracts may be in a different type of market, either contango or backwardation, and therefore may offset any losses and gains attributable to rolling.

What Factors Affect the Calculation of the Level of the Index Other than Rolling?

The value of the index on any Dow Jones-UBS Commodities IndexSM business day (a day that is defined as a “Business Day” in the Dow Jones-UBS Commodity IndexSM Handbook, which can be requested from the index sponsor) is determined by making certain adjustments to the value of the index on the immediately preceding Dow Jones-UBS Commodities IndexSM business day, based mainly on the performance of the commodity contracts.  The factors affecting the scale of such adjustment, other than the effect of the rolling of the commodity contracts, are: (i) the price of the commodity contracts included in the index, (ii) the weight of each commodity contract in the index and (iii) the percentage restrictions for the diversification of the commodities included in the basket.

The price of the commodity contracts reported by the relevant trading facilities expose the index to price volatility.  The weight of each contract in the index will be determined annually based on the liquidity of the underlying commodity contracts, the production of the underlying physical commodity and the percentage restrictions for the diversification of the commodities included in the basket.

Can We Assume That Any of Such Factors Will Have a Direct and Linear Effect on the Level of the Index?

No, because these factors are interrelated in complex ways and affect the performance of the commodity contracts comprising the index and, therefore, may offset each other in calculation of the level of the index.  For example, a negative price performance in energy sector contracts, which collectively have the largest production weights, may completely eliminate a positive price performance in livestock contracts, which collectively have the smallest production weights.  Therefore, you should not assume any one of these factors, the effect of rolling or any other factors (e.g., the positive price movement of any underlying physical commodity) will have a direct and linear effect on the performance of the commodity contracts and the level of the index at any given time.  The level of the index, and therefore the amount payable on your notes, may decline even when one or more of such factors are favorable, due to the reasons explained in this subsection entitled “Questions and Answers”.

Where Can Additional Information on the  Dow Jones-UBS Commodity Index SM Be Obtained?

For information about recent levels of the index, please read the subsection entitled “— Historical High, Low and Closing Levels of the Index” below.  For further explanation on the index methodologies, please read the subsections entitled “— The Index” below.

Additional information about the index is available on the following website: http://www.djindexes.com.  We are not incorporating by reference the website or any material it includes into this prospectus supplement, the accompanying prospectus, dated September 19, 2011, or the accompanying prospectus supplement, dated September 19, 2011.

Historical Closing Levels of the Index

The table set forth below illustrates the performance of the index since January 2, 2010.

We cannot assure you that the index’s performance will be replicated in the future.  During the period from January 3, 2008 through March 27, 2013, there were 1,068 12-month periods, the first of which began on January 3, 2008 and the last of which ended on March 27, 2013. In 541 of such 1,068 12-month periods the closing level of the index on the final date of such period has fallen below the closing level of the index on the initial date of such period. Therefore, during approximately 50.66% of such 12-month periods, if you had owned notes with terms similar to these notes, you may have received less than the face amount of such notes at maturity. (We calculated these figures using fixed 12-month periods and did not take into account holidays or non-business days.)

Historical High, Low and Closing Levels of the Index

	High	Low	Close
2010
Quarter ended March 31	145.0288	126.5582	132.1517
Quarter ended June 30	136.7546	122.0239	125.7471
Quarter ended September 30	140.2939	123.9774	140.2939
Quarter ended December 31	162.3929	138.4738	162.3929
2011
Quarter ended March 31	169.5579	157.5752	169.5579
Quarter ended June 30	175.4211	154.6622	158.1349
Quarter ended September 30	165.8254	140.2016	140.2016
Quarter ending December 31	150.8745	136.2643	140.6802
2012
Quarter ended March 31	149.3519	140.5055	144.0014
Quarter ended June 30	143.7664	126.8123	135.4213
Quarter ended September 30	152.0129	135.6749	148.5061
Quarter ending December 31	149.2856	138.6645	139.0707
2013
Quarter ending March 31 (through March 27, 2013)	142.9639	135.4683	139.3310

The Dow Jones-UBS Commodity IndexSM

Overview

The Dow Jones-UBS Commodity IndexSM was created by AIG International, Inc. (“AIGI”) in 1998 and acquired by UBS Securities LLC (“UBS” or “UBS Securities”) in May 2009, at which time UBS and Dow Jones & Company, Inc. (“Dow Jones”) entered into an agreement (the “Joint Marketing Agreement”) to jointly market the index. Dow Jones subsequently assigned all its interests in the Joint Marketing Agreement to CME Group Index Services LLC (“CME Indexes”). Pursuant to such Joint Marketing Agreement, CME Indexes, in conjunction with UBS, calculates the Dow Jones-UBS Commodity IndexSM (“DJ-UBS CISM”), the index (which is calculated on an excess return basis), a total return index based on the DJ-UBS CISM and other related indices and sub-indices.  Dow Jones Indexes is the marketing name for CME Group Index Services LLC, a joint venture company which is owned 90 percent by CME Group Inc. and 10 percent by Dow Jones & Company, Inc.  The methodology for determining the composition and weighting of the index and for calculating its value is subject to modification by Dow Jones Indexes and UBS Securities at any time.

The index currently is composed of the prices of twenty-two exchange-traded contracts on physical commodities.  An exchange-traded commodity contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price.  The commodities included in the index for 2013 are: aluminum, coffee, copper, corn, cotton, WTI crude oil, Brent crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean meal, soybean oil, sugar, unleaded gasoline, wheat, Kansas wheat and zinc.

The Dow Jones-UBS Commodity IndexSM Supervisory Committee.  The DJ-UBS CISM supervisory committee exists to assist Dow Jones Indexes and UBS Securities in connection with the operation of the index and other related indices and sub-indices.  The DJ-UBS CISM supervisory committee is comprised of three members, two of whom are appointed by UBS and one of whom is appointed by Dow Jones Indexes, and will make all final decisions relating to the index, given any advice and recommendations of the advisory committee.  The advisory committee consists of six to twelve members drawn from financial and academic communities.  Both the DJ-UBS CISM supervisory and advisory committees meet annually to consider any changes to be made to the index for the coming year, but may also meet at such other times as may be necessary.

As described in more detail below, the index is reweighted and rebalanced each year in January on a price-percentage basis.  The annual weightings for the index are determined each year under the supervision of the DJ-UBS CISM supervisory committee in consultation with the advisory committee.  Once approved by the supervisory committee, the new composition of the index is publicly announced, and takes effect in the month of January immediately following the announcement.

Set forth below is a summary of the composition of, and the methodology used to calculate, the index as of the date of this prospectus supplement.  The methodology for determining the composition and weighting of the index and for calculating its value is subject to modification in a manner consistent with the purposes of the index, as described below.  Dow Jones Indexes and UBS Securities make the official determination of the composition and weighting of the index and the calculation of its value.

Goldman, Sachs & Co., and/or certain of its affiliates will trade the contracts comprising the index, as well as the underlying commodities and other derivative instruments thereon, for their proprietary accounts and other accounts under their management.  Goldman, Sachs & Co., and/or certain of its affiliates may underwrite or issue other securities or financial instruments linked to the index and related indices.  These activities could present certain conflicts of interest and could adversely affect the value of the index.  There may be conflicts of interest between you and Goldman, Sachs & Co.

Composition of the Dow Jones-UBS Commodity IndexSM

Commodities Available For Inclusion in the Index.

The 22 commodities underlying the index selected for 2013 are aluminum, coffee, copper, corn, cotton, WTI crude oil, Brent crude oil, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean meal soybean oil, sugar, unleaded gasoline, wheat, Kansas wheat and zinc.

Designated Contracts for Each Commodity.  A commodity contract known as a “designated contract” is selected by UBS for each commodity. This selection process is reviewed by the DJ-UBS CISM supervisory and advisory committees.  With the exception of several LME contracts, where the DJ-UBS CISM supervisory committee believes that there exists more than one commodity contract with sufficient liquidity to be chosen as a designated contract for a commodity, UBS selects the commodity contract that is traded in North America and denominated in dollars.  Data concerning this designated contract will be used to calculate the index.  The supervisory committee has noted that it is possible that UBS will in the future select more than one designated contract for certain commodities or may select designated contracts that are traded outside of the United States or in currencies other than the dollar. Additionally, in the event that changes in regulations concerning position limits materially affect the ability of market participants to replicate the Index in the underlying futures markets, it may become appropriate to include multiple designated contacts for one or more commodities in order to enhance liquidity.  The termination or replacement of a commodity contract on an established exchange occurs infrequently; if a designated contract were to be terminated or replaced, a comparable commodity contract would be selected, if available, to replace the designated contract.

The New York Mercantile Exchange (“NYMEX”) previously announced that the designated contract relating to Heating Oil currently included in the index will be delisted from that exchange in 2013.  However, NYMEX has since announced that it will not delist the futures contract but instead will alter the contract specifications beginning with the May 2013 futures contract.  As a result of these changes, trading in NYMEX Heating Oil futures contracts may become illiquid or experience other adverse trading impacts prior to, during or after the date such changes become effective. The index sponsor may decide to replace the Heating Oil contract with a new contract or make another adjustment to the index.  The potential reduced liquidity of the Heating Oil futures contract if it remains in the index and the replacement of the Heating Oil futures contracts in the index, may have an adverse impact on the level of the index and therefore the market value of and the payment at maturity on your notes.

The designated contracts for the commodities included in the index as of January 2013, along with their respective Targeted Weights for 2013, are as follows:

Commodity	Designated Contract	Trading Facility	2013 Targeted Weighting (%)
Aluminum	High Grade Primary Aluminum	LME	4.9131960
Coffee	Coffee “C”	NYBOT (ICE Futures)	2.4421460
Copper	Copper	COMEX	7.2773320
Corn	Corn	CBOT	7.0531450
Cotton	Cotton	NYBOT (ICE Futures)	1.7658200
WTI Crude Oil	Light, Sweet Crude Oil	NYMEX	9.2058850
Brent Crude Oil	Oil (Brent Crude Oil)	ICE-UK	5.7941150
Gold	Gold	COMEX	10.8186130
Heating Oil	Heating Oil	NYMEX	3.5193580
Lean Hogs	Lean Hogs	CME	1.8997650
Live Cattle	Live Cattle	CME	3.2834170
Natural Gas	Henry Hub Natural Gas	NYMEX	10.4235920
Nickel	Primary Nickel	LME	2.2436190
Silver	Silver	COMEX	3.8975030
Soybean Meal	Soybean Meal	CBOT	2.6066650
Soybean Oil	Soybean Oil	CBOT	2.7426180
Soybeans	Soybeans	CBOT	5.4947720
Sugar	World Sugar No. 11	NYBOT (ICE Futures)	3.8839680

Commodity	Designated Contract	Trading Facility	2013 Targeted Weighting (%)
Unleaded Gasoline	Reformulated Blendstock for Oxygen Blending	NYMEX	3.4613410
Wheat	Wheat	CBOT	3.4332700
Kansas Wheat	Hard Red Winter Wheat	KCBT	1.3206450
Zinc	Special High Grade Zinc	LME	2.5192160

In addition to the commodities set forth in the above table, cocoa, lead, platinum and tin also are considered for inclusion in the index.

The annual weightings for the index are determined each year under the supervision of the DJ-UBS CISM supervisory committee in consultation with the advisory committee, taking into account the relative liquidity and production percentages for each commodity designated for potential inclusion in the index.

Commodity Groups.  For purposes of applying the diversification rules discussed above and below, the commodities available for inclusion in the index are assigned to “commodity groups”.  The commodity groups, and the commodities currently included in each commodity group, are as follows:

Commodity Group	Commodity
Energy:	WTI Crude Oil
Brent Crude Oil
Heating Oil
Natural Gas
Unleaded Gasoline
Precious Metals:	Gold
Platinum
Silver
Industrial Metals:	Aluminum
Copper
Lead
Nickel
Tin
Zinc
Livestock:	Live Cattle
Lean Hogs
Grains:	Corn
Soybeans
Soybean Meal
Soybean Oil
Wheat
Kansas Wheat
Softs:	Cocoa
Coffee
Cotton
Sugar

Annual Reweighting and Rebalancing of the Dow Jones-UBS Commodity IndexSM

The index is reweighted and rebalanced each year in January on a price-percentage basis.  The annual weightings for the index are determined each year by UBS Securities under the supervision of the DJ-UBS CISM supervisory committee in consultation with the advisory committee.  Once approved by the supervisory committee, the new composition of the index is publicly announced, and takes effect in the month of January immediately following the announcement.

Determination of Relative Weightings.  The relative weightings of the component commodities included in the index are determined annually according to both liquidity and dollar-adjusted production data in 2/3 and 1/3 shares, respectively.  Each year, for each commodity designated for potential inclusion in the index, liquidity is measured by the commodity liquidity percentage (which we refer to as the “CLP”) and production by the commodity production percentage (which we refer to as the “CPP”).  The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic dollar value of the designated contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the index.  The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic dollar value of the designated contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the index.  The CLP and the CPP are then combined (using a ratio of 2:1) to establish the commodity index percentage (which we refer to as the “CIP”) for each commodity.  This CIP is then adjusted in accordance with certain diversification rules in order to determine the commodities included in the index and their respective percentage weights.

The index is designed to provide diversified exposure to commodities as an asset class.  To ensure that no single commodity or commodity sector dominates the index, the following diversification rules are applied to the annual reweighting and rebalancing of the index as of January of the applicable year:

•                  No single commodity (e.g., natural gas or silver) may constitute more than 15% of the index.

•                  No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the index.

•                  No related group of commodities designated as a “commodity group” above (e.g. energy, precious metals, livestock, or grains) may constitute more than 33% of the index.

•                  No single commodity (e.g., natural gas or silver) may constitute less than 2% of the index.

Following the annual reweighting and rebalancing of the index in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentages set forth above.

Commodity Index Multipliers.  Following application of the diversification rules discussed above, CIPs are incorporated into the index by calculating the new unit weights for each commodity included in the index.  On the fourth DJ-UBS CISM business day of the year (which we refer to as the “CIM determination date”), the CIPs, along with the settlement values on that date for designated contracts included in the index, are used to determine a commodity index multiplier (which we refer to as the “CIM”) for each commodity included in the index.  This CIM is used to achieve the percentage weightings of the commodities included in the index, in dollar terms, indicated by their respective CIPs.  After the CIMs are calculated, they remain fixed throughout the year.  As a result, the observed price percentage of each commodity included in the index will float throughout the year, until the CIMs are reset the following year based on new CIPs.

Calculations

The index is calculated by Dow Jones Indexes, in conjunction with UBS Securities, by applying the impact of the changes to the prices of commodity contracts included in the index (based on their relative weightings).  Once the CIMs are determined as discussed above, the calculation of the index is a mathematical process whereby the CIMs for the commodities included in the index are multiplied by respective prices in dollars for the applicable designated contracts.  These products are then summed.  The percentage change in this sum is then applied to the immediately preceding index value to calculate the then current index value.

The Dow Jones-UBS Commodity IndexSM Is a Rolling Index.  The index is composed of commodity futures contracts rather than physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity.  In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically contracts on physical commodities specifying delivery on a nearby date must be sold and contracts on physical commodities that have not yet reached the delivery period must be purchased.  The rollover for each contract occurs over a period of five DJ-UBS CISM business days each month according to a pre-determined schedule.  This process is known as “rolling” a futures position.  The index is, therefore, a “rolling index”.

Index Calculation Disruption Events.  From time to time, disruptions can occur in trading futures contracts on various commodity exchanges.  The daily calculation of the index will be adjusted in the event that UBS Securities determines that any of the following index calculation disruption events exists:

•                  termination or suspension of, or material limitation or disruption in the trading of any commodity contract used in the calculation of the index on that day,

•                  the settlement value of any commodity contract used in the calculation of the index reflects the maximum permitted price change from the previous day’s settlement value,

•                  the failure of an exchange to publish official settlement values for any commodity contract used in the calculation of the index, or

•                  with respect to any commodity contract used in the calculation of the index that trades on the LME, a business day on which the LME is not open for trading.

If a DJ-UBS CISM market disruption event occurs on any day during a hedge roll period (which we define as the fifth through ninth DJ-UBS CISM business day of each month) in any month other than January affecting any commodity included in the index, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist.  If any of these conditions exist throughout the hedge roll period, the roll with respect to the affected contract will be effected in its entirety on the next day on which such conditions no longer exist.  The market disruption event will not postpone the roll for any other commodity contract for which a market disruption event has not occurred.

In the event that a DJ-UBS CISM market disruption event occurs during the hedge roll period scheduled for January of each year affecting a commodity contract included in the index, the rolling or rebalancing of the relevant designated contract will occur in all cases over five DJ-UBS CISM business days on which no market disruption event exists.  The hedge roll period in January, and the resulting rebalancing that is occurring, will be extended if necessary until the affected designated contract finishes rolling.  The amounts of a particular commodity contract rolled or rebalanced in January will always be distributed over five DJ-UBS CISM business days, and rolling weight will not be more than 20% on any day following a market disruption event during such hedge roll period.  This change affects only the rolling or rebalancing process in January, with no change to the rules for rolling commodity contracts in other monthly hedge roll periods.

License

The Dow Jones-UBS Commodity IndexesSM are a joint product of DJI Opco, LLC (“DJI Opco”), a subsidiary of S&P Dow Jones Indices LLC, and UBS Securities LLC (“UBS Securities”), and have been licensed for use. Dow Jones® and DJ® are trademarks of Dow Jones Trademark Holdings, LLC (“Dow Jones”); “UBS” is a registered trademark of UBS AG (“UBS AG”); S&P® is a registered trademark of Standard & Poor’s Financial Services LLC; and these trademarks have been licensed for use by DJI Opco and sublicensed for certain purposes by The Goldman Sachs Group Inc. (“Goldman”).

The notes are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities, DJI Opco or any of their subsidiaries or affiliates. None of Dow Jones, UBS AG, UBS Securities, DJI Opco or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the notes or any member of the public regarding the advisability of investing in securities or commodities generally or in the notes particularly. The only relationship of Dow Jones, UBS AG, UBS Securities, DJI Opco or any of their subsidiaries or affiliates to Goldman is the licensing of certain trademarks, trade names and service marks and of the DJ-UBSCI, which is determined, composed and calculated by DJI Opco in conjunction with UBS Securities without regard to Goldman or the notes. UBS Securities and DJI Opco have no obligation to take the needs of Goldman or the owners of the notes into consideration in determining, composing or calculating DJ-UBSCI. None of Dow Jones, UBS AG, UBS Securities, DJI Opco or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash, surrendered or redeemed, as the case may be. None of Dow Jones, UBS AG, UBS Securities, DJI Opco or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to the holder of these notes, in connection with the administration, marketing or trading of the notes. Notwithstanding the foregoing, UBS AG, UBS Securities, CME Group Inc., an affiliate of S&P Dow Jones Indices LLC, and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to these notes, but which may be similar to and competitive with the notes. In addition, UBS AG, UBS Securities, CME Group Inc. and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones-UBS Commodity IndexSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Dow Jones-UBS Commodity IndexSM and notes.

Purchasers of the notes should not conclude that the inclusion of a futures contract in the Dow Jones-UBS Commodity IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, UBS AG, UBS Securities, DJI Opco or any of their subsidiaries or affiliates. The information in this prospectus supplement regarding the Dow Jones-UBS Commodity IndexSM components has been derived solely from publicly available documents. None of Dow Jones, UBS AG, UBS Securities, DJI Opco or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones-UBS Commodity IndexSM components in connection with these notes. None of Dow Jones, UBS AG, UBS Securities, DJI Opco or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones-UBS Commodity IndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF DOW JONES, UBS AG, UBS SECURITIES, DJI OPCO OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-UBS COMMODITY INDEXSM

OR ANY DATA RELATED THERETO AND NONE OF DOW JONES, UBS AG, UBS SECURITIES, DJI OPCO OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NONE OF DOW JONES, UBS AG, UBS SECURITIES, DJI OPCO OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY GOLDMAN, OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO. NONE OF DOW JONES, UBS AG, UBS SECURITIES, DJI OPCO OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, UBS AG, UBS SECURITIES, DJI OPCO OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG UBS SECURITIES, DJI OPCO AND GOLDMAN, OTHER THAN UBS AG AND THE LICENSORS OF DJI OPCO.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin LLP, counsel to The Goldman Sachs Group, Inc.  In addition, it is the opinion of Sidley Austin LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the note, as discussed below, is a reasonable interpretation of current law.

United States Holders

This section applies to you only if you are a U.S. holder that holds your notes as a capital asset for tax purposes. You are a U.S. holder if you are a beneficial owner of a note and you are:

•                  a citizen or resident of the United States;

•                  a domestic corporation;

•                  an estate whose income is subject to U.S. federal income tax regardless of its source; or

•                  a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•                  a dealer in securities or currencies;

•                  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•                  a bank;

•                  a life insurance company;

•                  a regulated investment company;

•                  a tax exempt organization;

•                  a person that owns a note as a hedge or that is hedged against interest rate or currency risks;

•                  a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

•                  a United States holder whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Tax Treatment.  You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as pre-paid forward contracts with respect to the index.  Except as otherwise stated below the discussion below assumes that your notes will be so treated.

Upon the sale, exchange or maturity of your notes, you should recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or maturity and your tax basis in your notes. Your tax basis in your notes will generally be equal to the amount that you paid for the notes.  Such capital gain or loss should generally be short-term capital gain or loss if you hold the notes for one year or less, and should generally be long-term capital gain or loss if you hold the notes for more than one year. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment obligations.

Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the applicable original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment obligations apply, any income you recognize upon the sale, exchange or maturity of your notes would be ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment obligations apply, special rules would apply to persons who purchase a note at a price other than the adjusted issue price as determined for tax purposes.

It is also possible that the Internal Revenue Service could assert that Section 1256 of the Internal Revenue Code should apply to your notes or a portion of your notes. If Section 1256 were to apply to your notes, gain or loss recognized with respect to your notes  (or the relevant portion of your notes) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the notes. You would also be required to mark your notes (or a portion of your notes) to market at the end of each year (i.e., recognize income as if the notes or relevant portion of notes had been sold for fair market value).  Alternatively, it is also possible that you could be required to recognize gain or loss each time a contract tracked by the index rolls and/or when the composition or weighting of the index changes. Such gain or loss may also be subject to Section 1256 as discussed above, under which 60% of the gain or loss will be treated as long-term capital gain or loss and 40% will be treated as short-term capital gain or loss.

It is also possible that the Internal Revenue Service could assert that your notes should be treated as partially giving rise to “collectibles” gain or loss if you have held your notes for more than one year, although we do not think such a treatment would be appropriate in this case because a sale or exchange of the notes is not a sale or exchange of a collectible but is rather a sale or exchange of a forward contract that reflects the value, in part, of one or more collectibles.  “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.

It is also possible that your notes could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary gain or loss. In addition, it is possible that you could recognize gain when there is a change to the components of the index. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.

Change in Law

In 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes.

In addition, on December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury

Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Except to the extent otherwise provided by law, The Goldman Sachs Group, Inc. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued.  You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

United States Alien Holders

This section applies to you only if you are a United States alien holder. You are a United States alien holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•                  a nonresident alien individual;

•                  a foreign corporation; or

•      an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

You will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes at maturity and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation – Taxation of Debt Securities – United States Alien Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your notes at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their own tax advisors in this regard.

Foreign Account Tax Compliance Act Withholding (FATCA)

Final regulations released by the U.S. Department of the Treasury on January 17, 2013 state that Foreign Account Tax Compliance Act withholding (FATCA) (as described in “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance” in the accompanying prospectus) will generally not apply to obligations that are issued prior to January 1, 2014; therefore, the notes will not be subject to FATCA withholding.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are:  transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA or, with respect to a governmental plan under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the front cover page of this prospectus supplement.

In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $15,000. For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We will deliver the notes against payment therefor in New York, New York on April 3, 2013, which is the fifth scheduled business day following the trade date and of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes will initially settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by Goldman, Sachs & Co. that it intends to make a market in the notes. However, neither Goldman, Sachs & Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

VALIDITY OF THE NOTES

In the opinion of Sidley Austin LLP, as counsel to The Goldman Sachs Group, Inc., when the notes offered by this prospectus supplement have been executed and issued by The Goldman Sachs Group, Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of The Goldman Sachs Group, Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 19, 2011, which has been filed as Exhibit 5.5 to The Goldman Sachs Group, Inc.’s registration statement on Form S-3 filed with the Securities and Exchange Commission on September 19, 2011.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

Pricing Supplement

		$96,734,000 The Goldman Sachs Group, Inc. Dow Jones-UBS Commodity IndexSM- Linked Medium-Term Notes, Series D, due 2014 _______________ _______________ Goldman, Sachs & Co.

	Page
Summary Information	S-2
Hypothetical Examples	S-4
Additional Risk Factors Specific to Your Notes	S-6
Specific Terms of Your Notes	S-18
Use of Proceeds	S-23
Hedging	S-23
The Dow Jones-UBS Commodity IndexSM	S-24
Supplemental Discussion of Federal Income Tax Consequences	S-36
Employee Retirement Income Security Act	S-39
Supplemental Plan of Distribution	S-40
Validity of the Notes	S-40

Prospectus Supplement dated September 19, 2011

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-25
Employee Retirement Income Security Act	S-26
Supplemental Plan of Distribution	S-27
Validity of the Notes	S-28

Prospectus dated September 19, 2011

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	48
Description of Units We May Offer	53
Description of Preferred Stock We May Offer	58
The Issuer Trusts	65
Description of Capital Securities and Related Instruments	67
Description of Capital Stock of The Goldman Sachs Group, Inc.	88
Legal Ownership and Book-Entry Issuance	92
Considerations Relating to Floating Rate Debt Securities	97
Considerations Relating to Securities Issued in Bearer Form	98
Considerations Relating to Indexed Securities	102
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	105
Considerations Relating to Capital Securities	108
United States Taxation	112
Plan of Distribution	135
Conflicts of Interest	137
Employee Retirement Income Security Act	138
Validity of the Securities	139
Experts	139
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	139
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	140